EMPLOYMENT AND NON-COMPETITION AGREEMENT

By and Between

Vsource (USA) Inc.

and

Todd Parker

Dated as of July 18, 2005

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          This EMPLOYMENT AND NON-COMPETITION AGREEMENT, dated as of July 18, 2005 (the "Start Date"), by and between Vsource (USA) Inc. (the "Company") and Todd Parker ("Employee").

          In consideration of Employee's employment by the Company, the parties hereto agree as follows:

1.     Employment. Subject to earlier termination in accordance with the provisions herein, this Agreement shall commence as of the Start Date.

        a.     Duties. The Company agrees to employ Employee and Employee agrees to serve the Company, as its Co-Chief Executive Officer, subject to the direction of the Board of Directors of the Company (the "Board"), and to have such authority and duties relative to the operation of the Company as may be determined by the Board. In addition, Employee agrees, if requested by Vsource, Inc., the Company's parent company ("VSI"), to serve as the Co-Chairman of the Board of Directors of VSI and Co-Chief Executive Officer of VSI subject to the direction of the Board of Directors of VSI, with such authority and duties relative to the operation of VSI as may be determined by the Board of Directors of VSI.

        b.     Term. The initial term of this Agreement shall be from the Start Date hereof until the day that is three years after the Start Date (the "Initial Term"). This Agreement shall renew automatically for additional one (1) year terms unless either party gives notice of termination not less than 60 days prior to the end of the Initial Term.

        c.     Best Efforts. During the term of his employment under this Agreement, Employee shall devote substantially all his business time, attention, skill, and efforts to the faithful performance of his duties hereunder, and will use his best efforts to advance the interests of the Company, VSI. or any parent company thereof, and any subsidiaries thereof (the "Vsource Companies"). Employee agrees that he shall not undertake any outside activities which creates a conflict in interest with his duties to the Company or VSI, or which, in the judgment of the Board of Directors of VSI, interfere with the performance of the Employee's duties to the Company and/or VSI.

2.     Compensation.

        (a)     Base Salary. During the Initial Term, the Company shall pay to Employee, as consideration for the services to be rendered by Employee hereunder, an annual base salary of $96,000 (the "Base Salary").

Base Salary payments in cash shall be made in equal installments in accordance with the Company's then prevailing payroll policy.

Base Salary for years after the expiration of the Initial Term shall be mutually determined by the Company and Employee.

        (b)     Rule 12b5-1(c) Trading Program. As soon as practicable, Company will work with Employee to facilitate Employee's establishment and adoption of a stock trading program (the "Trading Program") in accordance with Rule 10b5-1(c) under the Securities Exchange Act of 1934, as amended, which program shall provide for the establishment of "blind trusts" and Rule 10b5-1 sales plans to permit Employee to satisfy liquidity and diversification objectives and to increase the amount of VSI common stock, par value $0.01

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per share ("Common Stock"), available to investors. Upon the establishment of the Trading Program, Employee may make an annual election to receive Base Salary payments, in whole or in part, in shares of Common Stock registered under a Form S-8 registration statement ("S-8 Stock") or restricted shares of Common Stock. Employee shall make such election in writing to the Company and the Company shall work with Employee and the Trading Program administrator to implement such election as soon as practicable with respect to future compensation, but no earlier than sixty (60) days following receipt of Employee's written election.

        (c)     Base Salary Stock Valuation. For purposes of this Agreement, any Base Salary paid hereunder to Employee in the form of S-8 Stock or restricted shares of Common Stock shall be valued at the opening trading price of Common Stock as quoted on the OTC Bulletin Board, or such other public exchange on which the Common Stock is listed, on the "Issuance date". The "Issuance Date" shall mean the Company's then regular payroll date.

        By way of example, if Employee is paid on a monthly basis and elects in accordance with the provisions of subsection (b) above to receive all his Base Salary in restricted shares of Common Stock during the second year of the Initial Term and the opening trading price of the Common Stock is $2.00 on the regular payroll date, Employee would receive 4,000 shares of restricted Common Stock or (i) Base Salary of $96,000 divided by (ii) 12 (for the 12 months in the second year of the Initial Term) divided by (iii) $2.00.

        If Base Salary paid in the form of stock would result the issuance of fractional shares, such shares shall be rounded down to the nearest whole share of Common Stock and Employee shall not be entitled to receive cash or any other payment with respect to the fractional share.

        (d) Annual Incentive Bonus. Employee shall be eligible for an annual target incentive bonus (each, an "Annual Bonus") equal to up to 300% of Employee's Base Salary, which shall be payable upon the achievement of performance targets to be set by the Compensation Committee (the "Compensation Committee") of the Board of Directors of VSI, which committee shall be established as soon as practicable; provided, however, Employee shall receive a guaranteed Annual Bonus (each, a "Guaranteed Annual Bonus") as follows:

Year	Guaranteed Annual Bonus
Year ending July 18, 2006 ("Year One")	$25,000
Year ending July 18, 2007 ("Year Two")	$50,000
Year ending July 18, 2008 ("Year Three")	$75,000

        If the Trading Program has been implemented, Annual Bonuses shall be paid to Employee at his direction in the form of cash, S-8 Stock, or restricted shares of Common Stock, which direction shall be made in writing to the Company no later sixty (60) days prior to the then applicable anniversary of the Start Date. Any stock component of an Annual Bonus shall be valued as of the opening trading price of Common Stock as quoted on the OTC Bulletin Board, or such other public exchange on which the Common Stock is listed, on the then applicable anniversary of the Start Date. In the event the Trading Program has not been

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implemented or Employee fails to elect the form of compensation with regard to his Annual Bonus by the applicable due date, the Company shall pay Annual Bonus in cash.

        All cash Annual Bonuses shall be payable no later than thirty (30) days after the then applicable anniversary of the Start Date.

        Annual Bonus payments in S-8 Stock or restricted shares of Common Stock shall be made as soon as practicable following the then applicable anniversary of the Start Date and evidenced by further agreements between Employee and VSI as are necessary, which agreements will contain such other terms, conditions, representations, warranties, and indemnities as VSI requires and as are customary for transactions between public companies and its senior management regarding the sale or issuance of public equity securities.

        (e)     Sign-On Bonus. Employee shall receive a sign on bonus of $7,500, which will be paid in cash no later than August 31, 2005. In the event of a Voluntary Termination (as defined below), Employee shall return to the Company (no later than thirty (30) days after such Voluntary Termination) an amount in cash equal to $7,500 multiplied by the fraction determined dividing (x) the number of months remaining from the date of the Voluntary Termination until the expiration of the Initial Term by (y) thirty-six (36) (the "Pro-Rated Fraction").

        (f)     Withholdings. Amounts payable to Employee under this Agreement shall be reduced by standard withholdings and other authorized deductions.

3.     Stock Options, Restricted Stock and Similar Types of Compensation Benefits. Stock option grants, participation in restricted stock programs or deferred compensation programs and other similar types of compensation plans will be decided by the Compensation Committee or full Board of Directors of VSI but in any event will be on generally the same terms and conditions made available to other members of senior management of the Vsource Companies. Notwithstanding the foregoing, the Company agrees, subject to Vsource obtaining any necessary approval of VSI's Board, to:

(a)	Sign-on Stock Grant. Grant to Employee 350,000 shares of restricted Common Stock (the "Sign-on Stock"), which shares shall be complete vested as of the Start Date. In the event of a Voluntary Termination (as defined below), Employee shall forfeit and return (no later than thirty (30) days after such Voluntary Termination) to the Company for cancellation the number of shares of Sign-on Stock equal to 350,000 multiplied by the Pro-Rated Fraction; and
(b)	Annual Stock Grants. Grant to Employee in each of Years Two and Three a grant of no less than 50,000 vested shares of restricted Common Stock (each, an "Annual Stock Grant"); provided, however, in the event of a Voluntary Termination shall forfeit his right to the any unearned Annual Stock Grant.

To the degree necessary, the transactions set forth in (a) and (b) above will be contained in further agreements between Employee and VSI and will reflect the terms and conditions of this Agreement and contain such other terms, conditions, representations, warranties, and

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indemnities as VSI requires and as are customary for transactions between public companies and its senior management regarding the sale or issuance of public equity securities.

4.     Benefits. Employee shall be treated in at least the same manner as, and shall be entitled to at least such benefits and other prerequisites and terms and conditions at least no less favorable than those generally provided to the Company's senior management. Employee shall be eligible to participate in the Company's medical insurance, life insurance and 401(k) programs on like terms with the Company's senior management.

5.     Expenses. Upon presentation of proper vouchers, receipts or other proof, Employee shall be reimbursed promptly by the Company for all reasonable travel and other expenses incurred by Employee in connection with performing his employment obligations hereunder.

6.     Vacations. Employee shall be entitled to four (4) weeks paid vacation per year during the term of his employment.

7.     Termination of Employment.

                a.     By the Employee. Employee's employment may be terminated by Employee, without cause (a "Voluntary Termination") upon sixty (60) days written notice to the Company.

                b.     By the Company. Employee's employment may be terminated by the Company or VSI:

i. immediately, in the event that (1) Employee is convicted or pleads guilty or nolo contendere to a felony or a crime of moral turpitude, (2) the Board of Directors of the Company or VSI determines in good faith that Employee has violating any fiduciary duty, violated his duty of loyalty to the Vsource Companies, been grossly negligent or acted dishonestly to the material detriment of the Company or any Vsource Companies, (3) Employee willfully disobeys the instructions or mandates of the Board of Directors of the Company or VSI and such disobedience continues after Employee is afforded a reasonable opportunity to cure such disobedience, or (4) the Board of Directors of the Company or VSI makes a good faith determination that Employee has engaged in actions amounting to willful misconduct or failed to perform his duties hereunder and such failure continues after Employee is afforded reasonable opportunity to cure such failure (each of (1), (2), (3) or (4), refereed to herein as a "Termination for Actual Cause"); or

ii. immediately, in the event that Employee is indicted or otherwise formally charged with a felony or a crime of moral turpitude, in which case the Board may, upon three (3) days written notice, suspend Employee's employment by the Company. Thereafter, all payments of salary and bonuses, if any, to which Employee otherwise would be entitled under this Agreement shall be paid into an interest bearing escrow account. In the event that Employee shall be acquitted of such charges or such charges shall otherwise be dismissed, Employee shall be reinstated as an employee, and all salary and accrued bonuses paid into escrow, plus accrued interest, shall be paid to Employee. In the event Employee shall be convicted or pleads guilty or nolo contendere to such charges and his employment is terminated

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hereunder; all salary and accrued bonuses paid into escrow plus accrued interest, shall be paid over to the Company, and for purposes of this Agreement, Employee's employment shall be deemed to have terminated as of the date of his suspension.

iii. if the Board of Directors of the Company or VSI, in its discretion, resolves to terminate Employee's employment for any reason other than those set forth in sub-sections b(i) or b(ii) above, upon written notice to Employee.

        c.     Death of Employee. In the event of Employee's death during the term of his employment, Employee's employment pursuant to this Agreement shall be deemed to have terminated on the last day of the calendar month during which Employee's death occurred.

        d.     Disability. In the event Employee is unable to perform his normal duties by reason of disability, then at the sole discretion of the Board of Directors of the Company or VSI, Employee's employment pursuant to this Agreement may be treated as having been terminated on the last day of the calendar month during which Employee shall have been deemed disabled. For purposes of this Section, "disability" shall mean the inability of Employee to perform his normal duties under this Agreement for a cumulative period in excess of six (6) months within any twelve (12) month period due to illness, injury, incapacity or other disability, either physical or mental.

9.     Change of Control. Upon a Change of Control (as defined below), notwithstanding anything to the contrary in this Agreement, all VSI capital securities held or due to Employee hereunder shall immediately vest.

        A "Change of Control" shall be deemed to have occurred if:

(i) any "person," as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "1934 Act") is, becomes or enters a contract to become, the "beneficial owner," as such term is used in Rule 13d-3 promulgated under the 1934 Act, directly or indirectly, of securities representing fifty percent (50%) or more of the voting Common Stock of VSI on an as-converted basis;

(ii) any person, whether by contract or otherwise, is entitled to nominate, vote for, or select a majority of the directors of VSI; or
(ii) all or substantially all of the business of the Vsource Companies is disposed of, or a contract is entered to dispose of all of the business of the Vsource Companies pursuant to a merger, consolidation other transaction in which (a) VSI is not the surviving company or (b) the stockholders of VSI prior to the transaction do not continue to own more than fifty percent (50%) of the surviving corporation; or

Notwithstanding clause (i) above, a "Change of Control" shall not be deemed to have occurred solely because a person shall be, become or enter into a contract to become the beneficial owner of 50% or more of the voting Common Stock, on an as-converted basis, of VSI, if and for so long as such person is bound by, and in compliance with, a contract with VSI providing

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Notwithstanding clause (i) above, a "Change of Control" shall not be deemed to have occurred solely because a person shall be, become or enter into a contract to become the beneficial owner of 50% or more of the voting Common Stock, on an as-converted basis, of VSI, if and for so long as such person is bound by, and in compliance with, a contract with VSI providing that such person may not nominate, vote for, or select more than a minority of the directors of VSI. The exception provided by the preceding sentence shall cease to apply with respect to any person upon expiration, waiver, or non-compliance with any such contract, by which such person was bound.

10.     Non-Competition; Non-Solicitation. Employee covenants and agrees that:

        a.     during the term of Employee's employment with the Company (the "Non-Compete Period"), Employee will refrain from directly or indirectly (as a director, officer, employee, manager, consultant, independent contractor, advisor or otherwise) engaging in competition with, or owning any interest in, performing any services for, participating in or being connected with any business or organization which engages in competition with any of the Vsource Companies; and

        b.     during the term of Employee's employment with the Company and for a period (the "Non-Solicitation Period") commencing on the Termination Date and ending on the date which is one (1) year from the date of the final payment by the Company to Employee pursuant to this Agreement, Employee will refrain from: (i) soliciting directly or indirectly the patronage or business of any customer or potential customer of the Vsource Companies with whom Employee has had personal contact or dealings on behalf of any of the Vsource Companies during the his employment with the Company; and (ii) directly or indirectly employing, soliciting for employment, or advising or recommending to any other person that they employ or solicit for employment, any employee of any of the Vsource Companies.

        In connection with the foregoing provisions of this Section 10, Employee represents that his experience, capabilities and circumstances are such that the provisions of these Sections will not prevent him from earning a livelihood and that the limitations set forth herein are reasonable and properly required for the adequate protection of the Company.

11.     Confidential Information.

        a.     Non-Disclosure. Employee agrees not to use other than for the benefit of the Company and to keep confidential, during the term of Employee's employment with the Company and for at least two (2) years thereafter, all information about the Vsource Companies which any of the Vsource Companies treat as confidential, including, but not limited to, information about customers, marketing plans, marketing techniques, technical information, and possible new products or services, except that Employee will not be required to keep particular items of information confidential after those items of information become generally available to the public without a breach by Employee of Employee's obligations under this Section. Employee agrees that prior to speaking with the any member of the media industry - press, radio, television or web - during or after his employment with the Company will inform and obtain concurrence from the Company prior to doing so.

        Employee covenants and agrees that except in the performance of his/her duties hereunder, he will not, at any time, directly or indirectly, without the prior written consent of the Company, use or disclose to any person any confidential or proprietary information ("Confidential Information") obtained or developed by him/her while employed by the

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Company relating to the business of the Vsource Companies, except information which at the time:

(i) is available to others in the business or generally known to the public other than as a result of disclosure by him/her not permitted hereunder,
(ii) is lawfully acquired from a third party who is not obligated to any of the Vsource Companies to maintain such information in confidence or
(iii) is used in any dispute or proceedings between the parties and/or Employee is legally compelled to disclose such information; provided, however, that prior to any such compelled disclosure, Employee will:

(a) assert the privileged and confidential nature of the Confidential Information against the third party seeking disclosure and
(b) cooperate fully with the Company in protecting against any such disclosure and/or obtaining a protective order narrowing the scope of such disclosure and/or use of the Confidential Information.

        In the event that such protection against disclosure is not obtained, Employee will be entitled to disclose the Confidential Information, but only as and to the extent necessary to legally comply with such compelled disclosure.

        b.     Disclosure to the Company. Employee shall disclose promptly to the Company and assign all his/her right, title and interest in all new discoveries, ideas, formulae, products, methods, processes, designs, trade secrets, copyrightable material, patentable inventions, or other useful technical information or know-how and all improvements, modifications or alterations of existing discoveries made, discovered, or developed by him, either alone or in conjunction with any other person during the term of his/her employment by the Company, or using any of the Vsource Companies' materials or facilities, which discoveries or developments are based on, derived from, or make use of any information directly related to the business disclosed to, or otherwise acquired by, Employee from any Vsource Company during his/her employment by the Company.

        Employee agrees that any copyright, patent, trademark, or other proprietary rights in any such discoveries shall be the sole and exclusive property of the Company, and the Company need not account to Employee for any revenue or profit derived therefrom.

        If by operation of law or otherwise, any or all of the items set forth in the sections documented, or any component or element thereof, is considered to be the intellectual property right of Employee, Employee hereby agrees to irrevocably assign to the Company, its successor and assigns, ownership of all United States and other international copyrights and all other intellectual property rights available with respect to each such element or item.

        Employee shall be deemed to have granted the Company an irrevocable power of attorney to execute as Employee's agent any and all documents (including copyright registrations) deemed necessary by the Company to perfect the Company's intellectual property rights in and to each of the items set forth in these sections.

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        In the case where an Employee enters into a new business venture or takes a financial stake in another enterprise during his employment with us, the Employee is required to inform the Company of this event prior to doing so to ensure there is no conflict of interest.

        The Employee represents that he/she is under no obligation or agreement that would prevent him/her from being an employee of the Company or which will adversely impact his/her ability to perform the expected services. As a condition of employment, the Employee hereby acknowledges and agrees that no confidential documents, computer discs, computer stored information or any other confidential property of any previous employer are to be brought on the premises or used in any way in his/her employment with the Company. As a further condition of employment, the Employee agrees not to use or disclose the trade secrets or confidential information, if any, of a previous employer in connection with his/her services with the Company.

        c.     Trade Secrets. Employee agrees, in order to effectuate the intent of the parties hereunder with respect to confidentiality of the trade secrets of the Company, to return to the Company forthwith upon the request of the Company or the termination of his/her employment or promptly thereafter, all documents, materials, photographs, memorandums, and all copies or reproductions thereof, or any property of a similar or different nature containing information relating to the business of the Vsource Companies or other Confidential Information, whether such material was furnished by any Vsource Company, or otherwise. Employee further agrees to use his/her best efforts and to exercise utmost diligence to protect and guard and keep secret and confidential all Confidential Information that shall come into his/her possession by reason of his/her employment by the Company.

        d.     Company Property. The Employee shall use only licensed software in accordance with Company policy and applicable license agreements. Employee agrees to return to the Vsource Companies forthwith upon the request of any Vsource Company or the termination of his employment or promptly thereafter, all other properly belonging to the Vsource Companies.

12.     Damages. Employee acknowledges that the Company may suffer irreparable harm, which cannot readily be measured by monetary terms, if Employee breaches his obligations under Section 11 or any other section. Employee agrees and acknowledges that, in the event of any such breach, the Company shall be entitled to cancel any and all shares, and/or options or rights to purchase shares, of its or Vsource's capital stock received by the Employee as compensation or benefits and/or cancel Employees rights to receive additional compensation pursuant to Section 2, 3 or 8 as compensation for services rendered. Employee further acknowledges and agrees that the Company may obtain injunctive or other equitable relief against Employee to prevent or restrain such breach causing such harm; provided, however, that where such breach involves subject matter that is susceptible of being cured, Employee will cure such breach as promptly as practicable upon notice of such breach to Employee. Such injunctive relief shall be in addition to any other remedies the Company might have under this Agreement or at law.

13.     Miscellaneous.

        a.     Notice. Any notices or other communications to Employee or to the Company under or relating to this Agreement must be in writing and will be deemed given when

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delivered in person or sent by facsimile transmission to the Company or Employee, as the case may be, at the Company's principal offices, or on the third day after the day on which mailed to the Company or Employee, as the case may be, by first class mail addressed to the Company or Employee at the Company's principal offices, except that after the term of this Agreement terminates, any notice or other communication to Employee will be deemed given when delivered in person or sent by facsimile transmission, or on the third day after the day on which mailed by first class mail, to Employee at an address specified by Employee to the Company in the manner provided in this Section (or, if Employee does not specify an address, at the Company's principal offices).

        c.     Entire Agreement; Amendment. This Agreement represents the entire understanding of the parties with respect to the subject matter hereof. No termination, revocation, waiver, modification, amendment or supplement to this Agreement shall be binding unless consented to in writing by Employee and the Company.

        d.     Governing Law. This Agreement shall be interpreted and construed in accordance with the laws of California, without giving effect to the conflict of laws provisions thereof.

        e.     Interpretation. As used in this Agreement, the masculine gender shall include the feminine or neuter gender and the plural shall include the singular wherever appropriate. The titles of the paragraphs and sections have been inserted as a matter of convenience of reference only and shall not control or affect the meaning or construction of any of the terms or provisions hereof. Nothing herein shall be construed against or more favorably toward any party by reason of any party having drafted this Agreement or any portion hereof.

        f.     Severability. Any provision of this Agreement that is invalid, illegal or unenforceable in any jurisdiction shall be automatically reformed and construed so as to be valid, operative and enforceable to the maximum extent permitted by law, or if no reformation is permissible, shall be ineffective to the extent of such invalidity, illegality or unenforceability without invalidating or rendering unenforceable the remaining provisions of this Agreement, and any such invalidity, illegality or unenforceability shall not, of itself, affect the validity, legality or enforceability of such provision in any other jurisdiction.

        g.     Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute one and the same instrument.

        h.     No Waiver. No failure or delay on the part of either party is exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power preclude any other right or power.

        i.     Previous Employer. Employee hereby represents that he is under no obligation or agreement that would prevent him from being an employee of the Company or adversely impact his ability to perform the expected services for the Company. As a condition of employment, no confidential documents, computer discs, computer stored information, or any other confidential properly of any previous employer are to be brought on the premises or used in any way in your employment by the Company. As a further condition of employment, Employee agrees not to use or disclose the trade secrets or confidential

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information, if any, of a previous employer in connection with Employee's services for the Company.

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        j.     Legal Counsel. Employee and the Company recognize that this is a legally binding contract and acknowledge and agree that they have each had the opportunity to consult with legal counsel of their choice.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

Vsource (USA) Inc.
By:	/s/ James G. Higham
Name: James G. Higham
Title: Vice President
By:	/s/ Todd Parker
Name: Todd Parker